As filed with the Securities and Exchange Commission on July 1, 2016

Registration No. 333- 202373

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECO Energy, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-2052286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David E. Schwartz, Esq.

Secretary

TECO Energy, Inc.

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Aileen C. Meehan, Esq.

Locke Lord LLP

750 Lexington Avenue

New York, New York 10022

(212) 308-4411

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the TECO Energy, Inc. is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On February 27, 2015, TECO Energy, Inc. (TECO Energy) filed a registration statement on Form S-3 (Registration No. 333-202373) (the “Registration Statement”), which registered a total of 10,000,000 shares of common stock of TECO Energy, par value $1.00 per share (the “Common Stock”), that may be offered in connection with TECO Energy’s Direct Stock Purchase and Dividend Reinvestment Plan.

On July 1, 2016, pursuant to the terms of the Agreement and Plan of Merger dated as of September 4, 2015, among TECO Energy, Emera Inc., a Nova Scotia corporation (“Emera”), and Emera US Inc., a Florida corporation (“Merger Sub”), Merger Sub merged with and into TECO Energy with TECO Energy continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Emera (the “Merger”).

As a result of the Merger, each outstanding share of Common Stock was cancelled and converted into the right to receive $27.55 in cash, without interest, and TECO Energy has terminated its Direct Stock Purchase and Dividend Reinvestment Plan and all offerings of its Common Stock under existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, TECO Energy is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister and remove all the shares of Common Stock registered under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on July 1, 2016.

TECO ENERGY, INC.

By:	/s/ John B. Ramil
John B. Ramil
President and Chief Executive Officer